UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Schrader, William S.
   c/o PSINet Inc.
   510 Huntmar Park Drive
   Herndon, VA  20170
2. Issuer Name and Ticker or Trading Symbol
   PSINet Inc.
   PSIX
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   February 1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman and Chief Executive Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock, $.01 par valu|2/12/9|M   | |327,000           |A  |$1.60      |                   |      |                           |
e                          |9     |    | |                  |   |           |                   |      |                           |
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Common Stock, $.01 par valu|2/12/9|M   | |100,000           |A  |$3         |                   |      |                           |
e                          |9     |    | |                  |   |           |                   |      |                           |
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Common Stock, $.01 par valu|2/19/9|G** |V|150,000**         |D  |           |5,559,477          |D     |                           |
e                          |9     |    | |                  |   |           |                   |      |                           |
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Common Stock, $.01 par valu|      |    | |                  |   |           |1,000***           |D     |                           |
e                          |      |    | |                  |   |           |                   |      |                           |
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Common Stock, $.01 par valu|      |    | |                  |   |           |1,062,612****      |I     |By Spouse                  |
e                          |      |    | |                  |   |           |                   |      |                           |
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Common Stock, $.01 par valu|      |    | |                  |   |           |55,941*****        |I     |By Trust                   |
e                          |      |    | |                  |   |           |                   |      |                           |
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Common Stock, $.01 par valu|      |    | |                  |   |           |55,941*****        |I     |By Trust                   |
e                          |      |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Options to purchase Co|$1.60   |2/12/|M   | |327,000    |D  |*    |3/11/|            |327,000|       |0           |   |            |
mmon Stock            |        |99   |    | |           |   |     |99   |            |       |       |            |   |            |
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                      |$3      |2/12/|M   | |100,000    |D  |12/31|12/31|Common Stock|100,000|       |0           |   |            |
                      |        |99   |    | |           |   |/96  |/03  |, $.01 par v|       |       |            |   |            |
                      |        |     |    | |           |   |     |     |alue        |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
*Exercisable in annual increments of 65,600 shares each, beginning on March 11, 1994, the first anniversary date of the grant.
**Represents gift made to one entity as of the transaction date specified. ***These shares are held by the Reporting Person and his spouse as joint tenants with rights of survivorship.
****The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of such shares for purposes of Section 16 or for any other
purpose.
*****These shares are held in a trust for the benefit of one of the Reporting Person's children, of which the Reporting Person's wife is the trustee. SIGNATURE OF REPORTING PERSON
William L. Schrader
DATE
March 9,  1999